CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$2,000,000	$257.60

(1)        Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated November 22, 2013 (To the Prospectus dated July 19, 2013 and the Prospectus Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$2,000,000 Capped Market Plus Notes due May 28, 2015 Linked to the Common Stock of General Electric Company Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	November 22, 2013

Issue Date:	November 27, 2013

Final Valuation Date:	May 22, 2015*

Maturity Date:	May 28, 2015**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	Common Stock of General Electric Company (Bloomberg ticker symbol: GE UN < Equity>) (the “Reference Asset”)

Maximum Return:	15.00%

Digital Percentage:	5.00%

Physical Settlement at the Option of the Issuer

If (i) a Knock-In Event occurs AND (ii) we have elected to exercise our physical settlement option, you will receive on the Maturity Date an amount of shares of the Reference Asset equal to the Physical Delivery Amount (and, if applicable, a cash payment in respect of the Fractional Share Amount) as described below under “Payment at Maturity”.

Payment at Maturity:

If you hold your Notes to maturity, you will receive (in each case, subject to our credit risk) a payment determined as follows:

¡      If a Knock-In Event does not occur, you will receive at maturity a cash payment per $1,000 principal amount Note calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 x the greater of (a) Digital Percentage and (b) Reference Asset Return]

If the Reference Asset Return is equal to or greater than the Maximum Return of 15.00%, you will receive a payment at maturity of $1,150.00 per $1,000 principal amount Note, the maximum possible payment on the Notes.

¡      If (i) a Knock-In Event occurs and (ii) we HAVE NOT elected to exercise our physical settlement option, you will receive at maturity a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

¡      If (i) a Knock-In Event occurs and (ii) we HAVE elected to exercise our physical settlement option, you will receive (a) an amount of shares of the Reference Asset equal to the Physical Delivery Amount and (b) a cash payment equal to the Fractional Share Amount times the Final Price.

If a Knock-In Event occurs, you will lose some or all of the principal amount of your Notes. If a Knock-In Event occurs and we have not elected to exercise our physical settlement option, the portion of your principal that you receive at maturity will be fully exposed to any decline from the Initial Price to the Final Price. If a Knock-In Event occurs and we have exercised our physical settlement option, the market value of the shares of the Reference Asset that you receive is expected to be substantially less than the value of your original investment.

Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.00%	99.00%
Total	$2,000,000	$2,000,000	$20,000	$1,980,000

†Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $971.30 per Note.   The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-1 of this pricing supplement.

‡ Barclays Capital Inc. will receive commissions from the Issuer equal to 1.00% of the principal amount of the notes, or $10.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction

Closing Price:

With respect to the Reference Asset on a valuation date, the official closing price per share of the Reference Asset as displayed on Bloomberg Professional® service page “GE UN <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of the Reference Asset will be based on the alternate calculation as described in “Reference Assets—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Knock-In Event:	A Knock-In Event will occur if the Final Price of the Reference Asset is less than the Knock-In Barrier Price.

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:***	$26.91, the Closing Price of the Reference Asset on November 21, 2013.

Final Price:***	The Closing Price of the Reference Asset on the Final Valuation Date.

Knock-In Barrier Price:	$21.53, the Initial Price multiplied by 80.00%, rounded to the nearest cent

Physical Delivery Amount:***	37, which is a number of shares of the Reference Asset equal to $1,000 divided by the Initial Price, rounded down to the nearest whole number.

Fractional Share Amount:***	0.16091, which is equal to the number of fractional shares of the Reference Asset resulting from dividing $1,000 by the Initial Price.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741J5K1 / US06741J5K14

*

Subject to postponement in the event of a market disruption event, as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

**

Subject to postponement in the event of a market disruption event as described under “Terms of the Notes—Maturity Date”, “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

***	Subject to adjustment as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  These examples do not take into account any tax consequences from investing in the Notes, and the numbers appearing in the following table and examples have been rounded for ease of analysis.

The examples set forth below make the following key assumptions:

¡                 Initial Price: $26.91

¡                 Knock-In Barrier Price: $21.53 (which is 80.00% of the Initial Price, rounded to the nearest cent)

¡                 Digital Percentage: 5.00%

¡                 Maximum Return:  15.00%

¡                 Physical Delivery Amount: 37 ($1,000 divided by the hypothetical Initial price, rounded down to the nearest whole number)

¡                 Fractional Share Amount: 0.16091 (which is the amount of fractional shares resulting from dividing $1,000 by the Initial Price set forth above

Final Price ($)	Reference Asset Return	Payment at Maturity (per $1,000 Principal Amount Note)	Total Return on the Notes*	Physical Delivery Amount (per $1,000 principal amount Note)	Cash Value of Fractional Share Amount (per $1,000 principal amount Note)
40.37	50.00%	$1,150.00	15.00%	N/A	N/A
37.67	40.00%	$1,150.00	15.00%	N/A	N/A
34.98	30.00%	$1,150.00	15.00%	N/A	N/A
32.29	20.00%	$1,150.00	15.00%	N/A	N/A
30.95	15.00%	$1,150.00	15.00%	N/A	N/A
29.60	10.00%	$1,100.00	10.00%	N/A	N/A
28.93	7.50%	$1,075.00	7.50%	N/A	N/A
28.26	5.00%	$1,050.00	5.00%	N/A	N/A
27.58	2.50%	$1,050.00	5.00%	N/A	N/A
26.91	0.00%	$1,050.00	5.00%	N/A	N/A
25.56	-5.00%	$1,050.00	5.00%	N/A	N/A
24.22	-10.00%	$1,050.00	5.00%	N/A	N/A
21.53	-20.00%	$1,050.00	5.00%	N/A	N/A
18.84	-30.00%	$700.00	-30.00%	37**	$3.03
16.15	-40.00%	$600.00	-40.00%	37**	$2.60
13.46	-50.00%	$500.00	-50.00%	37**	$2.17
10.76	-60.00%	$400.00	-60.00%	37**	$1.73
8.07	-70.00%	$300.00	-70.00%	37**	$1.30
5.38	-80.00%	$200.00	-80.00%	37**	$0.87
2.69	-90.00%	$100.00	-90.00%	37**	$0.43
0.00	-100.00%	$0.00	-100.00%	0	$0.00

*                                          The hypothetical total returns set forth in this column are applicable only if we do not elect to exercise our physical settlement option at maturity if a Knock-In Event occurs.

**                                    Assumes that we have elected to exercise our physical settlement option at maturity and, as such, in lieu of a cash payment at maturity, investors will receive (per Note) a number of whole shares equal to $1,000 divided by the hypothetical Initial Price set forth above, rounded down to the nearest whole share. In addition, investors will receive the cash value of any fractional share amount.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Reference Asset increases from an Initial Price of $26.91 to a Final Price of $27.58.

Because the Final Price of the Reference Asset is greater than the Knock-In Barrier Price, a Knock-In Event does not occur. Because the Reference Asset Return is less than the Digital Percentage, the investor receives a payment at maturity of $1,050.00 per $1,000 principal amount Note that they hold, calculated as follows:

$1,000 + [$1,000 x greater of (a) Digital Percentage and (b) Reference Asset Return]

$1,000 + [$1,000 x 5.00%] = $1,050.00

Example 2: The Reference Asset increases from an Initial Price of $26.91 to a Final Price of $29.60.

Because the Final Price of the Reference Asset is greater than the Knock-In Barrier Price, a Knock-In Event does not occur. Because the Reference Asset Return is greater than the Digital Percentage but less than the Maximum Return, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount Note that they hold, calculated as follows:

$1,000 + [$1,000 x greater of (a) Digital Percentage and (b) Reference Asset Return]

$1,000 + [$1,000 x 10.00%] = $1,100.00

Example 3: The Reference Asset increases from an Initial Price of $26.91 to a Final Price of $34.98.

Because the Final Price of the Reference Asset is greater than the Knock-In Barrier Price, a Knock-In Event does not occur. Because the Reference Asset Return is greater than the Maximum Return, the investor receives a payment at maturity of $1,150.00 per $1,000 principal amount Note that they hold, the maximum possible payment on the Notes.

Example 4: The Reference Asset decreases from an Initial Price of $26.91to a Final Price of $24.22.

Although the Final Price of the Reference Asset is less than the Initial Price, a Knock-In Event does not occur because the Final Price is greater than the Knock-In Barrier Price. Accordingly, the investor receives a payment at maturity of $1,050.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x greater of (a) Digital Percentage and (b) Reference Asset Return]

$1,000 + [$1,000 x 5.00%] = $1,050.00

Example 5: The Reference Asset decreases from an Initial Price of $26.91 to a Final Price of $13.46, resulting in the occurrence of a Knock-In Event, and we do not elect to exercise our physical settlement option.

Because the Final Price of the Reference Asset is less than the Knock-In Barrier Price, a Knock-In Event occurs. Because we have not elected to exercise our physical settlement option, the investor will receive a cash payment at maturity of $500.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

$1,000 + [$1,000 x -50.00%] = $500.00

Example 6: The Reference Asset decreases from an Initial Price of $26.91 to a Final Price of $13.46, resulting in the occurrence of a Knock-In Event, and we elect to exercise our physical settlement option.

Because the Final Price of the Reference Asset is less than the Knock-In Barrier Price, a Knock-In Event occurs. Because we have not elected to exercise our physical settlement option, the investor will receive, per $1,000 principal amount Note that they hold, 36 shares of the Reference Asset (equal to the Physical Delivery Amount) and $2.17 in cash (equal to the Fractional Share Amount times the Final Price).

Selected Purchase Considerations

•                  Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

o    For a description of what constitutes a Market Disruption Event with respect to the Reference Asset as well as the consequences of that Market Disruption Event, see “Reference Assets— Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

o    For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

•                  Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Reference Asset.  Subject to the discussion below regarding the receipt of shares of the Reference Asset at maturity, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

If you receive shares of the Reference Asset upon the maturity of your Notes, it is not clear whether the receipt of shares of the Reference Asset should be treated as (i) a taxable settlement of the Notes followed by a purchase of the shares or (ii) a tax-free purchase of the shares pursuant to the original terms of the Notes.  Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares of the Reference Asset upon the maturity of your Notes.  If the receipt of the shares is treated as a taxable settlement of the Notes followed by a purchase of the shares, you should (i) recognize capital loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the Fractional Share Amount, if any, and your tax basis in the Notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time.  If, alternatively, the receipt of shares of the Reference Asset upon the maturity of your Notes is treated as a tax-free purchase of the shares, (i) the receipt of shares of the Reference Asset upon maturity of your Notes should not give rise to the current recognition of loss at such time, (ii) you should take a carryover basis in such shares equal to the basis you had in your Notes (determined as described below, less the basis attributable to a fractional share, if any), and (iii) if you receive the Fractional Share Amount upon the stock settlement of such Notes, you should recognize short-term capital loss equal to the difference between the amount of cash you receive and your tax basis in the fractional share.  In general, your tax basis in your Notes will be equal to the price you paid for the Notes.  Your holding period in the shares you receive upon the maturity of your Notes will begin on the day after you receive such shares.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward

Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•                  “Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•                  “Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Price”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks described above, you should consider the following:

•                        Your Investment in the Notes May Result in a Significant Loss; No Principal Protection—The Notes do not guarantee any return of principal.  If the Final Price of the Reference Asset is less than the Knock-In Barrier Price, a Knock-In Event will occur.  If a Knock-In Event occurs and we do not exercise our option to physically settle your Notes, the amount of your principal that you receive at maturity will be fully exposed to the decline of the Reference Asset from the Initial Price to the Final Price.  If a Knock-In Event occurs and we exercise our option to physically settle your Notes, you will receive an amount of shares of the Reference Asset with a market value that is expected to be substantially less than the Initial Price of your investment. As such, you may lose some or all of your investment in the Notes.

•                        Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the Final Price is greater than the Initial Price, for each $1,000 principal amount Note, you will receive at maturity (subject to our credit risk) $1,000 plus an additional amount that will not exceed $1,000 multiplied by the Maximum Return.  Accordingly, the maximum payment that you may receive at maturity will be $1,150.00 per $1,000 principal amount Note.

•                        Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                        The Determination of the Reference Asset Return is Not Based on the Price of the Reference Asset at Any Time Other than the Final Price as Compared to the Initial Price—The determination of the Reference Asset Return will not be made based on any price of the Reference Asset other than the closing price on the Final Valuation Date. If a Knock-In Event occurs, your Notes will be fully exposed to the decline of the Reference Asset from its Initial Price to its Final Price and you will lose some or all of your principal.  In any case, if the price of the Reference Asset drops on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes will be less, and may be significantly less, than it would otherwise have been had such payment been linked to the price of the Reference Asset prior to such drop.

•                        Holding the Notes is not the Same as Owning Directly the Reference Asset; No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have.

•                        Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•                        Single Equity Risk—The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Reference Asset. We have not undertaken any independent review or due diligence of the issuer’s SEC filings or of any other publicly available information regarding the issuer.

•                        Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes—The historical performance of the Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

•                        The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market.  The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                        The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes.  The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes a result of certain factors, such as any sales commissions paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                        The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions.  The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                        The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions (see “Many Economic and Market Factors Will Impact the Value of the Notes” below), and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                        The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes.  Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                        We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                        Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes

•                        Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                        Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•                        Potential Conflicts—As described above, we and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, the Wealth and Investment Management division of Barclays Capital Inc. (“WIM”), may arrange for the sale of the Notes to certain of its clients.  In doing so, WIM will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales.  The role of WIM as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients.  WIM is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you.  WIM is acting solely as agent for Barclays Bank PLC.  If you are considering whether to invest in the Notes through WIM, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•                        Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                        Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o           the expected volatility of the Reference Asset;

o           the time to maturity of the Notes;

o           the dividend rate, if any, on the Reference Asset;

o           interest and yield rates in the market generally;

o           a variety of economic, financial, political, regulatory or judicial events;

o           supply and demand for the Notes; and

o           our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Common Stock of General Electric Company

According to publicly available information, General Electric Company (the “Company”) is a globally diversified technology and financial services company. The Company’s products and services include aircraft engines, power generation, water processing, household appliances and medical imaging, business and consumer financing and industrial products. The Company’s common stock trades on the New York Stock Exchange under the ticker symbol “GE”.

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.  Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the Company can be located by reference to its SEC file number: 001-00035 or its CIK Code: 0000040545.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects.  The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement.  We have not undertaken any independent review or due diligence of the Company’s SEC filings or of any other publicly available information regarding the Company.

Historical Performance of the Common Stock of General Electric Company

The following table sets forth the high and low intraday prices, as well as end-of-quarter Closing Prices, of the Common Stock of General Electric Company during the periods indicated below.  These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High (USD)	Quarterly Low (USD)	Quarterly Close (USD)
March 31, 2008	37.49	31.70	37.01
June 30, 2008	38.43	26.26	26.69
September 30, 2008	29.95	23.10	25.50
December 31, 2008	24.50	12.84	16.20
March 31, 2009	17.07	6.66	10.11
June 30, 2009	14.53	10.17	11.72
September 30, 2009	17.01	10.71	16.42
December 31, 2009	16.84	14.19	15.13
March 31, 2010	18.45	15.45	18.20
June 30, 2010	19.50	14.42	14.42
September 30, 2010	16.66	13.88	16.25
December 31, 2010	18.32	15.76	18.29
March 31, 2011	21.52	18.28	20.05
June 30, 2011	20.65	17.97	18.86
September 30, 2011	19.30	15.01	15.24
December 31, 2011	18.23	14.69	17.91
March 31, 2012	20.21	18.36	20.07
June 30, 2012	20.84	18.15	20.84
September 30, 2012	22.73	19.44	22.71
December 31, 2012	23.12	20.01	20.99
March 31, 2013	23.77	20.90	23.12
June 30, 2013	24.33	21.35	23.19
September 30, 2013	24.86	22.90	23.89
November 22, 2013*	27.22	23.57	27.08

*                                         For the period commencing October 1, 2013 and ending on November 22, 2013

The following graph sets forth the historical performance of the common stock of General Electric Company based on daily Closing Prices from January 1, 2008 through November 22, 2013. The Closing Price of one share of the common stock of General Electric Company on November 22, 2013 was $27.08.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement.